Exhibit (a)(1)(i)

Offer to Purchase for Cash
Any and All of
The Outstanding Shares of Common Stock
of
OSHKOSH CORPORATION
at
$32.50 Net Per Share
by
IEP VEHICLES SUB LLC
a wholly-owned subsidiary of
ICAHN ENTERPRISES HOLDINGS L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 3, 2012, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

THE OFFER IS BEING MADE BY IEP VEHICLES SUB LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “OFFEROR”) AND ICAHN ENTERPRISES HOLDINGS LP, A DELAWARE LIMITED PARTNERSHIP, AS A CO-BIDDER, TO PURCHASE ANY AND ALL OF THE ISSUED AND OUTSTANDING SHARES (THE “SHARES”) OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE “COMMON STOCK”), OF OSHKOSH CORPORATION (THE “COMPANY”), FOR $32.50 PER SHARE IN CASH, WITHOUT INTEREST, LESS ANY APPLICABLE WITHHOLDING TAXES (THE “OFFER PRICE”), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”). UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER.

ON OCTOBER 11, 2012, AFFILIATES OF THE OFFEROR ALSO ANNOUNCED THEIR INTENTION TO NOMINATE A SLATE OF DIRECTORS (THE “ICAHN SLATE”) FOR THE COMPANY’S BOARD OF DIRECTORS AT THE UPCOMING ANNUAL MEETING OF THE COMPANY’S STOCKHOLDERS.

THE OFFER IS NOT CONDITIONED UPON THE OFFEROR OBTAINING ANY FINANCING, ANY DUE DILIGENCE REVIEW OF THE COMPANY OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

THE OFFER IS SUBJECT TO THE FOLLWING CONDITIONS: (I) THE ICAHN SLATE SHALL BE ELECTED TO THE COMPANY’S BOARD OF DIRECTORS IN ITS ENTIRETY IN THE PROXY FIGHT THAT AFFILIATES OF THE OFFEROR INTEND TO CONDUCT AT THE COMPANY’S UPCOMING ANNUAL STOCKHOLDER MEETING (THE “ICAHN PROXY CONTEST”) OR SHALL OTHERWISE BE APPOINTED AS THE ENTIRE BOARD OF DIRECTORS (THE “NEW BOARD”) OF THE COMPANY (THE “BOARD CONDITION”); (II) THE COMPANY’S BOARD OF DIRECTORS OR THE NEW BOARD SHALL HAVE APPROVED THE PURCHASE OF THE SHARES BY THE OFFEROR IN THE OFFER SO THAT THE PROVISIONS OF SECTION 180.1141 OF THE WISCONSIN BUSINESS CORPORATION LAW (THE “WBCL”) WOULD NOT, AT OR FOLLOWING CONSUMMATION OF THE OFFER, PROHIBIT, RESTRICT OR APPLY TO ANY BUSINESS COMBINATION, AS DEFINED IN SECTION 180.1140 OF THE WBCL, INVOLVING THE COMPANY AND THE OFFEROR OR ANY AFFILIATE OR ASSOCIATE OF THE OFFEROR (THE “WBCL 1141 CONDITION”); AND (III) THE COMPANY’S BOARD OF DIRECTORS OR THE NEW BOARD SHALL HAVE SPECIFIED AS CONTEMPLATED IN SECTION 180.1150(2) OF THE WBCL THAT THE PROVISIONS OF SECTION

180.1150 OF THE WBCL DO NOT LIMIT OR AFFECT THE VOTING POWER OF ANY OF THE SHARES HELD BY THE OFFEROR OR ANY OF ITS AFFILIATES OR ASSOCIATES AT OR FOLLOWING THE CONSUMMATION OF THE OFFER (THE “WBCL 1150 CONDITION” AND TOGETHER WITH THE WBCL 1141 CONDITION, THE “WBCL CONDITIONS”). THE OFFER IS ALSO SUBJECT TO OTHER CUSTOMARY CONDITIONS. SEE SECTION 14 — “CONDITIONS OF THE OFFER.”

IF THE ICAHN SLATE IS SO ELECTED OR APPOINTED TO THE OSHKOSH BOARD OF DIRECTORS, THEN THE OFFEROR EXPECTS THE NEW BOARD, IN A MANNER CONSISTENT WITH ITS FIDUCIARY DUTIES, (I) TO CAUSE THE WBCL CONDITIONS TO BE SATISFIED SO THAT PAYMENT CAN BE MADE PROMPTLY TO TENDERING STOCKHOLDERS, IN ACCORDANCE WITH THE TERMS OF THE OFFER AND (II) TO SPIN-OFF THE COMPANY’S JLG BUSINESS TO THE STOCKHOLDERS.

THE CONDITIONS TO THE OFFER MUST BE SATISFIED ON OR PRIOR TO THE EXPIRATION DATE. HOWEVER, IF ON THE EXPIRATION DATE, AT LEAST 25% OF THE OUTSTANDING SHARES ARE VALIDLY TENDERED IN THE OFFER AND NOT PROPERLY WITHDRAWN, THEN THE OFFEROR INTENDS TO EXTEND THE EXPIRATION DATE AND SO LONG AS AT LEAST 25% OF THE OUTSTANDING SHARES REMAIN SO TENDERED IN THE OFFER, THE OFFEROR INTENDS TO CONTINUE TO EXTEND THE OFFER UNTIL THE COMPANY HOLDS ITS UPCOMING ANNUAL MEETING OF STOCKHOLDERS, AT WHICH TIME THE RESULTS OF THE ICAHN PROXY CONTEST WILL BE OBTAINED.

IF AT ANY TIME, THAT NUMBER OF SHARES ARE VALIDLY TENDERED IN THE OFFER AND NOT PROPERLY WITHDRAWN, WHICH, WHEN ADDED TO ANY SHARES ALREADY OWNED BY THE OFFEROR AND ITS AFFILIATES, REPRESENTS AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS, THEN THE OFFEROR WILL DEMAND THAT THE CURRENT OSHKOSH BOARD OF DIRECTORS, IN ACCORDANCE WITH ITS FIDUCIARY DUTY TO STOCKHOLDERS, ACCELERATE THE UPCOMING ANNUAL MEETING OF STOCKHOLDERS, OR TAKE OTHER ACTION, TO ALLOW THE BOARD CONDITION TO BE SATISFIED PROMPTLY SO THAT THE WBCL CONDITIONS CAN BE SATISFIED AND THE OFFER CAN PROCEED TO CLOSE QUICKLY, IN ACCORDANCE WITH ITS TERMS. IN THAT REGARD, THE OFFEROR NOTES THAT IT IS WILLING TO ENGAGE IN NEGOTIATIONS WITH OSHKOSH IMMEDIATELY IN ORDER TO OBTAIN ITS SUPPORT FOR THE OFFER AND FACILITATE CLOSING ON AN EXPEDITED BASIS.

FOR CERTAIN EFFECTS OF THE OFFER ON THE INDEBTEDNESS OF THE COMPANY, SEE SECTION 12 — “CERTAIN EFFECTS OF THE OFFER”. FOR THE AVOIDANCE OF DOUBT, NONE OF THE EFFECTS DESCRIBED THEREIN WILL AFFECT THE CONSUMMATION OF THE OFFER IF ALL THE CONDITIONS TO THE OFFER ARE SATISFIED.

THIS OFFER REFERS TO A POSSIBLE PROXY SOLICITATION. THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR (II) A SOLICITATION OF A CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION WHICH THE OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF OSHKOSH CORPORATION FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF

OSHKOSH CORPORATION AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D FILED BY MR. ICAHN AND CERTAIN OF HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2011, AND AS AMENDED BY AMENDMENT NOS 1. THROUGH 8 THERETO.

A summary of the principal terms of the Offer begins on page 1. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer. Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the location and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokerage Firms Please Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 347-4750
Email: information@dfking.com

October 17, 2012

IMPORTANT

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to The Colbent Corporation, in its capacity as depositary for the Offer (the “Depositary”), and either (i) deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or (ii) tender your Shares by book-entry transfer by following the procedures described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Offeror pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.”

* * * * *

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to D.F. King & Co., Inc., as information agent for the Offer (which we refer to as the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SUMMARY TERM SHEET

IEP Vehicles Sub LLC, a Delaware limited liability company (the “Offeror”), and Icahn Enterprises Holdings L.P., a Delaware limited partnership, as a co-bidder, are offering to purchase any and all of the issued and outstanding Shares for the Offer Price. The following are some of the questions that you, a holder of Shares, may have and the answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to the Offeror.

WHO IS OFFERING TO BUY MY SECURITIES?

Our names are IEP Vehicles Sub LLC (the “Offeror”) and Icahn Enterprises Holdings L.P. Both the Offeror and Icahn Enterprises Holdings L.P., are co-bidders in the Offer. The following persons may also be deemed to be co-bidders: Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II L.P., Icahn Partners Master Fund III L.P., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital L.P., IPH GP LLC, Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn. The Offeror is a Delaware limited liability company and a wholly-owned subsidiary of Icahn Enterprises Holdings L.P., a Delaware limited partnership. Both entities are affiliated with Carl C. Icahn. Certain of these entities beneficially own an aggregate of approximately 9.45% of the issued and outstanding Shares. The Offeror was formed for the purpose of acquiring all of the issued and outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 8 — “CERTAIN INFORMATION CONCERNING THE OFFEROR”.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are offering to purchase any and all of the issued and outstanding Shares. Each Share is comprised of one share of common stock, par value $0.01, of Oshkosh Corporation (“Oshkosh” or the “Company”). See the “Introduction” and Section 1 — “TERMS OF THE OFFER”.

WHAT ARE YOUR PURPOSES FOR THE OFFER AND PLANS FOR THE COMPANY AFTER THE OFFER IS CONSUMMATED?

The purpose of the Offer is to acquire any and all Shares validly tendered and not properly withdrawn prior to the Expiration Date of the Offer and thereby provide immediate liquidity at a premium for those stockholders choosing to tender their Shares, while also providing the opportunity to realize any potential upside for those stockholders who, like us, believe that the Company could have favorable long term potential under the stewardship of a new board of the directors. The Offer is conditioned on, among other things, the Icahn Slate being elected to the Company’s board of directors in its entirety in the Icahn Proxy Contest or otherwise being appointed as the entire board of directors of the Company. If the Icahn Slate is so elected or appointed, we expect the new board, in a manner consistent with its fiduciary duties, (i) to cause the Wisconsin law conditions to the Offer that are specified in this Offer to Purchase to be satisfied so that payment can be made promptly to tendering stockholders, in accordance with the terms of the Offer and (ii) to spin-off the Company’s JLG business to the stockholders. See Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT?

We are offering to pay $32.50 per share, without interest, net to you, in cash, but subject to any withholding of taxes, for each Share tendered and accepted for payment in the Offer. See the “Introduction.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

No, there is no agreement governing the Offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On October 10, 2012, the last full trading day before the Offeror publicly announced its intention to commence the Offer, the closing price of Oshkosh’s Common Stock reported on the New York Stock

Exchange (the “NYSE”) was $26.85 per Share. On October 16, 2012, the last full trading day before commencement of the Offer, the closing price of Oshkosh’s Common Stock reported on the NYSE was $30.16 per Share. We advise you to obtain a recent quotation for Oshkosh’s Common Stock in deciding whether to tender your Shares. See Section 6 — “PRICE RANGE OF THE SHARES”.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you are the record owner of your Shares and you tender your Shares to the Offeror in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker or other nominee, and your bank, broker or other nominee tenders your Shares on your behalf, your bank, broker or other nominee may charge you a fee for doing so. You should consult your bank, broker or other nominee to determine whether any charges will apply. See the “Introduction”.

WHAT DOES THE BOARD OF DIRECTORS OF OSHKOSH CORPORATION THINK OF THE OFFER?

On October 11, 2012, Oshkosh issued a press release in which it stated: “Oshkosh’s Board of Directors, in consultation with its financial and legal advisers, will advise shareholders of its position regarding the unsolicited tender offer within 10 business days from the date of commencement by making available to shareholders and filing with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. Oshkosh shareholders are advised to take no action at this time pending a review of the unsolicited tender offer by the Oshkosh Board”.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. We and our parent, Icahn Enterprises Holdings L.P. are able to provide 100% of the funds required to pay for the Shares tendered from our cash, cash equivalents and from our ability to realize cash upon the sale of liquid securities. The Offer is not conditioned upon us entering into any financing arrangements and the Offeror currently does not have any alternative financing plans. See Section 9 — “SOURCE AND AMOUNT OF FUNDS”.

DO YOU INTEND TO UNDERTAKE A PROXY SOLICITATION TO REPLACE SOME OR ALL OF OSHKOSH CORPORATION’S DIRECTORS WITH YOUR NOMINEES FOR DIRECTORS?

Yes, we currently intend to nominate and solicit proxies (the “Proxy Solicitation”) for the election of nominees at Oshkosh Corporation’s upcoming annual meeting. The annual meeting has not yet been scheduled. The conditions to the Offer must be satisfied on or prior to the Expiration Date. However, if on the Expiration Date, at least 25% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn, then we intend to extend the Expiration Date and so long as least 25% of the outstanding Shares remain so tendered in the Offer, we intend to continue to extend the Offer until Oshkosh holds its upcoming annual meeting, at which time the results of the Icahn Proxy Contest will be obtained. Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with the Proxy Solicitation or otherwise. Any such solicitation, including the Proxy Solicitation, will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the SEC.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

We do not think our financial condition is relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash and we have all of the financial resources necessary to complete the Offer. See Section 9 — “SOURCE AND AMOUNT OF FUNDS”.

IS THERE ANY MINIMUM TENDER CONDITION TO THE OFFER?

No. There is no condition to the Offer requiring a minimum number of shares to be tendered in the Offer. We will purchase any and all Shares that are validly tendered in the Offer and not properly withdrawn subject to the satisfaction of the conditions to the Offer. See Section 14 — “CONDITIONS OF THE OFFER”.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

•	We are not obligated to purchase any Shares unless the Icahn Slate is elected to the Company’s board of directors in its entirety in the Icahn Proxy Contest or is otherwise appointed as the entire board of directors of the Company.

•	We are not obligated to purchase any Shares unless the Company’s board of directors or a new board of directors of the Company comprised entirely of the Icahn Slate has approved our purchase of the Shares in the Offer so that the provisions of Section 180.1141 of the Wisconsin Business Corporation Law would not, at or following consummation of the Offer, prohibit, restrict or apply to any business combination involving the Company and us or any of our affiliates or associates.
•	We are not obligated to purchase any Shares unless the Company’s board of directors or a new board of directors of the Company comprised entirely of the Icahn Slate has specified as contemplated in Section 180.1150(2) of the Wisconsin Business Corporation Law that the provisions of Section 180.1150 of the Wisconsin Business Corporation Law do not limit or affect the voting power of any of the Shares held by us or any of our affiliates or associates at or following the consummation of the Offer.

The Offer is also subject to other customary conditions. The Offer is not conditioned upon our obtaining any financing, any due diligence review of the Company or any minimum numbers of Shares being tendered. See Section 14 — “CONDITIONS OF THE OFFER”.

If the condition relating to the election or appointment of the Icahn Slate described above is satisfied, we expect the new board, in a manner consistent with its fiduciary duties, (i) to cause the Wisconsin law conditions described above to be satisfied so that payment can be made promptly to tendering stockholders, in accordance with the terms of the Offer and (ii) to spin-off the Company’s JLG business to the stockholders. See Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

The conditions to the Offer must be satisfied on or prior to the Expiration Date. However, if on the Expiration Date, at least 25% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn, then we intend to extend the Expiration Date and so long as at least 25% of the outstanding Shares remain so tendered in the Offer, we intend to continue to extend the Offer until Oshkosh holds its upcoming annual meeting, at which time the results of the Icahn Proxy Contest will be obtained.

In addition, if at any time, that number of Shares are validly tendered in the offer and not properly withdrawn, which, when added to any Shares already owned by us and our affiliates, represents at least a majority of the issued and outstanding Shares on a fully diluted basis, then we will demand that the current board, in accordance with its fiduciary duty to stockholders, accelerate the upcoming annual meeting of stockholders, or take other action, to allow the condition relating to election or appointment to the board of the Icahn Slate to be satisfied promptly so that the Wisconsin law conditions can be satisfied and the Offer can proceed to close quickly, in accordance with its terms. In that regard, note that we are willing to engage in negotiations with Oshkosh immediately in order to obtain its support for the Offer and facilitate closing on an expedited basis. See Section 14 — “CONDITIONS OF THE OFFER”.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

If the conditions to the Offer as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived and we consummate the Offer, the number of stockholders and the number of Shares that are held by the public will be reduced and such number of stockholders and such number of Shares may be so small that there may no longer an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, it is possible that Oshkosh Corporation may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies on account of its equity interests. See the “Introduction” and Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

IF I TENDER MY SHARES, WHEN AND HOW WILL I GET PAID?

If the conditions to the Offer as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $32.50 in cash, without interest, less any applicable withholding taxes promptly following expiration of the Offer. See Section 1 — “TERMS OF THE OFFER” and Section 4 — “ACCEPTANCE FOR PAYMENT AND PAYMENT OF SHARES”.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, New York City time, on December 3, 2012, to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 — “TERMS OF THE OFFER” and Section 2 — “PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

We can extend the Offer from time to time and for any reason. We may extend the offer in the following circumstances:

•	If any of the conditions to the Offer have not been satisfied or waived, we can extend the Offer until such time as they are satisfied or waived; or
•	We may elect to extend the Expiration Date for any period required by applicable federal securities laws and the rules and regulations of the SEC thereunder (the “Securities Laws”) and the rules and regulations of the NYSE applicable to the Offer (it being understood that if we increase the Offer Price, we will be required to extend the Expiration Date for the minimum period required under the Securities Laws).

See Section 1 — “TERMS OF THE OFFER.”

The conditions to the Offer must be satisfied on or prior to the Expiration Date. However, if on the Expiration Date, at least 25% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn, then we intend to extend the Expiration Date and so long as at least 25% of the outstanding Shares remain so tendered in the Offer, we intend to continue to extend the Offer until Oshkosh holds its upcoming annual meeting, at which time the results of the Icahn Proxy Contest will be obtained.

In addition, if at any time, that number of Shares are validly tendered in the offer and not properly withdrawn, which, when added to any Shares already owned by us and our affiliates, represents at least a majority of the issued and outstanding Shares on a fully diluted basis, then we will demand that the current board, in accordance with its fiduciary duty to stockholders, accelerate the upcoming annual meeting of stockholders, or take other action, to allow the condition relating to election or appointment to the board of the Icahn Slate to be satisfied promptly so that the Wisconsin law conditions can be satisfied and the Offer can proceed to close quickly, in accordance with its terms. In that regard, note that we are willing to engage in negotiations with Oshkosh immediately in order to obtain its support for the Offer and facilitate closing on an expedited basis. See Section 14 — “CONDITIONS OF THE OFFER”.

WILL YOU PROVIDE A SUBSEQUENT OFFERING PERIOD?

We may elect to provide a “subsequent offering period” in accordance with Rule 14d-11 under the Securities Exchange Act Of 1934, as amended (the “Exchange Act”). A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1 - “TERMS OF THE OFFER”.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR IF A SUBSEQENT OFFERING PERIOD IS PROVIDED?

If we extend the Offer or provide a subsequent offering period, we will inform The Colbent Corporation (which is the depositary for the Offer) of that fact and will make a public announcement, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “TERMS OF THE OFFER”.

ARE THERE ANY CONSEQUENCES OF THE OFFER ON THE INDEBTEDNESS OF THE COMPANY OF WHICH I SHOULD BE AWARE?

If we and our affiliates become the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of 30% or more of the outstanding Shares, including as a result of the consummation of the Offer, or if the Icahn Slate constitutes a majority of the Oshkosh board and the current board does not approve their nomination or election, then the lenders under the Credit Agreement, dated as of September 27, 2010, as amended, by and among Oshkosh Corporation, the lenders party thereto and various other parties thereto (the “Credit Agreement”), will have the right to cause all unpaid amounts to be immediately due and payable. Because we and our affiliates currently beneficially own 9.45% of Oshkosh’s issued and outstanding Shares, if we acquire an additional 20.55% or more of the Shares (including pursuant to the Offer) or if the condition to the Offer relating to the election or appointment of the Icahn Slate to the Oshkosh board of directors is satisfied and the current board does not approve the nomination or election of the Icahn Slate, a change of control will occur under the Credit Agreement and the lenders will have the right to cause all unpaid amounts to be immediately due and payable. Oshkosh reported in its Form 10-Q filed with the SEC on July 26, 2012, that as of June 30, 2012, $455 million was outstanding under the Credit Agreement, there were outstanding letters of credit of $39.1 million under the credit facility and no amounts were borrowed under the revolving credit facility.

If we and our affiliates (or any “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act) become the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of 50% or more of the Shares, including as a result of the consummation of the Offer, or if the Icahn Slate constitutes a majority of the Oshkosh board and the current board does not approve their nomination or election, then Oshkosh would be required to make an offer to each holder to repurchase all outstanding senior notes of Oshkosh at a price equal to 101% of the principal amount of notes repurchased. Because we and our affiliates currently beneficially own 9.45% of Oshkosh’s issued and outstanding Shares, if we and/or our affiliates acquire an additional 40.55% or more of the Shares (including pursuant to the Offer) or if the condition to the Offer relating to the election or appointment of the Icahn Slate to the Oshkosh board of directors is satisfied and the current board does not approve their nomination or election, a change of control will occur under the indenture governing the senior notes and then Oshkosh would be required to make an offer to each holder to repurchase all outstanding senior notes of Oshkosh at a price equal to 101% of the principal amount of notes repurchased. Oshkosh reported in its Form 10-Q filed with the SEC on July 26, 2012, that as of June 30, 2012, $500 million in aggregate principal amount of Oshkosh senior notes was outstanding.

In addition, if Oshkosh fails to pay the outstanding indebtedness under its Credit Agreement when due, including as a result of an acceleration of the maturity dates as described above or if Oshkosh Corporation fails to make the change of control offer as required under Oshkosh’s indenture governing the senior notes, there could occur an event of default under the Credit Agreement and/or the indentures governing Oshkosh’s outstanding senior notes which will enable the lenders under the Credit Agreement and/or the holders of the senior notes or the trustee to declare any such debt immediately due and payable. In the aggregate, Oshkosh reported in its Form 10-Q filed with the SEC on July 26, 2012, that as of June 30, 2012, it had approximately $955 million of outstanding indebtedness.

The foregoing description of the Company’s existing indebtedness is qualified in its entirety by reference to the definitive documents governing that indebtedness, copies of which have been filed by the Company with the SEC. See Section 7 — “CERTAIN INFORMATION CONCERNING THE COMPANY”.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver the certificates representing your shares of Common Stock, together with a completed Letter of Transmittal, to The Colbent Corporation, the depositary for the Offer, before the time the Offer expires. If your Shares are held in “street name” through a bank, broker or other nominee, the Shares can be tendered by your bank, broker or other nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the Depositary by the Expiration Date of the Offer, you may get additional time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three NYSE trading days after the date of the notice of guaranteed delivery. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and may be withdrawn at any time after the Expiration Date if the conditions to the Offer are not satisfied on the Expiration Date. If all conditions to the Offer have been satisfied on the Expiration Date, the Offeror will deposit with the Depositary the proceeds required to consummate the Offer and will promptly accept for payment and pay for all properly tendered Shares that have not been withdrawn. See Section 1 — “TERMS OF THE OFFER” and Section 3 — “WITHDRAWAL RIGHTS”.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the Shares. See Section 3 — “WITHDRAWAL RIGHTS”.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER?

The receipt of cash by you in exchange for your Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in the Shares you tender and the amount of cash you receive for those Shares. If you are a United States Holder (as defined herein) and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares in the Offer. See Section 5 — “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” for a discussion of certain United States federal income tax consequences of tendering Shares pursuant to the Offer.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call D.F. King & Co., Inc. at the following numbers: Banks and Brokerage Firms Call Collect at (212) 269-5550 and all others call Toll-Free at (800) 347-4750. D.F. King & Co., Inc. is acting as the information agent for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
OSHKOSH CORPORATION:

INTRODUCTION

IEP VEHICLES SUB LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “OFFEROR”) AND ICAHN ENTERPRISES HOLDINGS L.P., AS CO-BIDDER, ARE HEREBY MAKING AN OFFER TO PURCHASE ANY AND ALL OF THE ISSUED AND OUTSTANDING SHARES (THE “SHARES”) OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE “COMMON STOCK”), OF OSHKOSH CORPORATION, A WISCONSIN CORPORATION (THE “COMPANY” OR “OSHKOSH”), FOR $32.50 PER SHARE IN CASH (THE “OFFER PRICE”), WITHOUT INTEREST, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”).

On October 11, 2012, affiliates of the Offeror also announced their intention to nominate a slate of directors (the “Icahn Slate”) for the Company’s board of directors at the upcoming annual meeting of the Company’s stockholders.

The Offer is not conditioned upon the Offeror obtaining any financing, any due diligence review of the Company or any minimum numbers of shares being tendered.

The Offer is subject to the satisfaction, on or prior to December 3, 2012 (the “Expiration Date”, unless the Offeror shall have extended the period during which the Offer is open, in which event “Expiration Date” shall mean the time and date at which the Offer, as so extended by the Offeror, shall expire), of certain conditions set forth in this offer to purchase, including, among other conditions, that (i) the Icahn Slate is elected to the Company’s board of directors in its entirety in the proxy fight that affiliates of the Offeror intend to conduct at the Company’s upcoming annual stockholder meeting (the “Icahn Proxy Contest”) or otherwise is appointed as the entire board of directors (the “New Board”) of the Company (the “Board Condition”); (ii) the Company’s board of directors or the New Board has approved the purchase of the Shares by the Offeror in the Offer so that the provisions of Section 180.1141 of the Wisconsin Business Corporation Law (the “WBCL”) would not, at or following consummation of the Offer, prohibit, restrict or apply to any Business Combination, as defined in Section 180.1140 of the WBCL, involving the Company and the Offeror or any affiliate or associate of the Offeror (the “WBCL 1141 Condition”); and (iii) the Company’s board of directors or the New Board has specified as contemplated in Section 180.1150(2) of the WBCL that the provisions of Section 180.1150 of the WBCL do not limit or affect the voting power of any of the Shares held by the Offeror or any of its affiliates or associates at or following the consummation of the Offer (the “WBCL 1150 Condition” and together with the WBCL 1141 Condition, the “WBCL Conditions”). The Offer is also subject to other customary conditions. See section 14 — “Conditions of the Offer.”

If the Board Condition is satisfied, then the Offeror expects the New Board, in a manner consistent with its fiduciary duties, (i) to cause the WBCL Conditions to be satisfied so that payment can be made promptly to tendering stockholders, in accordance with the terms of the Offer and (ii) to spin-off the Company’s JLG business to the stockholders.

The conditions to the Offer must be satisfied on or prior to the Expiration Date. However, if on the Expiration Date, at least 25% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn, then the Offeror intends to extend the Expiration Date and so long as at least 25% of the outstanding Shares remain so tendered in the Offer, the Offeror intends to continue to extend the Offer until the Company holds its upcoming annual meeting of stockholders, at which time the results of the Icahn Proxy Contest will be obtained.

If at any time, that number of Shares are validly tendered in the Offer and not properly withdrawn, which, when added to any Shares already owned by the Offeror and its affiliates, represents at least a majority of the issued and outstanding Shares on a fully diluted basis, then the Offeror will demand that the current Oshkosh board of directors, in accordance with its fiduciary duty to stockholders, accelerate the upcoming annual meeting of stockholders, or take other action, to allow the Board Condition to be satisfied promptly so that the WBCL Conditions can be satisfied and the Offer can proceed to close quickly, in accordance with its terms. In that regard, the Offeror notes that it is willing to engage in negotiations with Oshkosh immediately in order to obtain its support for the Offer and facilitate closing on an expedited basis.

According to the Company’s Form 10-Q filed with the SEC on July 26, 2012, there were 91,648,564 Shares outstanding, as of July 20, 2012. According to the Company’s Form 10-K for the fiscal year ended September 30, 2011, there were 5,518,314 Shares issuable on exercise of outstanding options and/or vesting of outstanding performance share awards, as of September 30, 2011. For purposes of the Offer, “fully diluted basis” assumes that all outstanding stock options are presently exercisable and all outstanding performance shares award are fully vested. See Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5 — “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES”.

Stockholders of record who hold Shares registered in their own name and tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. The Offeror will pay all charges and expenses of D.F. King & Co., Inc., as Information Agent (the “ Information Agent”), and The Colbent Corporation, as Depositary (the “Depositary”), incurred in connection with the Offer. See Section 16 — “FEES AND EXPENSES”.

THIS OFFER REFERS TO A POSSIBLE PROXY SOLICITATION. THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR (II) A SOLICITATION OF A CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION WHICH THE OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF OSHKOSH CORPORATION FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF OSHKOSH CORPORATION AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2011, AND AS AMENDED BY AMENDMENT NOS 1. THROUGH 8 THERETO.

The Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the SEC’s principal office at 100 F Street, NE, Washington DC 20549. The SEC maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the SEC may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC’s customary fees, from the SEC’s principal office at 100 F Street, NE, Washington DC 20549.

Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	TERMS OF THE OFFER.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Offeror will accept for payment and pay for any and all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 3 — “WITHDRAWAL RIGHTS”.

The Offer is conditioned upon the satisfaction of the Board Condition, the WBCL 1141 Condition and the WBCL 1150 Condition, and the other conditions set forth in Section 14 — “CONDITIONS OF THE OFFER” (collectively, the “Offer Conditions”). The Offeror may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer, subject to applicable law, including the requirements of Rule 14d-4 under the Securities and Exchange Act, as amended (the “Exchange Act”). The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on December 3, 2012.

If the Board Condition is satisfied, then the Offeror expects the New Board, in a manner consistent with its fiduciary duties, (i) to cause the WBCL 1141 Condition and the WBCL 1150 Condition to be satisfied so that payment can be made promptly to tendering stockholders, in accordance with the terms of the Offer and (ii) to spin-off the Company’s JLG business to the stockholders.

The conditions to the Offer must be satisfied on or prior to the Expiration Date. However, if on the Expiration Date, at least 25% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn, then the Offeror intends to extend the Expiration Date and so long as at least 25% of the outstanding Shares remain so tendered in the Offer, the Offeror intends to continue to extend the Offer until the Company holds its upcoming annual meeting of stockholders, at which time the results of the Icahn Proxy Contest will be obtained.

If at any time, that number of Shares are validly tendered in the Offer and not properly withdrawn, which, when added to any Shares already owned by the Offeror and its affiliates, represents at least a majority of the issued and outstanding Shares on a fully diluted basis, then the Offeror will demand that the current Oshkosh board of directors, in accordance with its fiduciary duty to stockholders, accelerate the upcoming annual meeting of stockholders, or take other action, to allow the Board Condition to be satisfied promptly so that the WBCL Conditions can be satisfied and the Offer can proceed to close quickly, in accordance with its terms. In that regard, the Offeror notes that it is willing to engage in negotiations with Oshkosh immediately in order to obtain its support for the Offer and facilitate closing on an expedited basis.

Subject to the applicable rules and regulations of the SEC (including the requirements of Rule 14d-4 under the Exchange Act), the Offeror reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of the Offer Conditions. If, on or prior to the Expiration Date, any or all of the Offer Conditions have not been satisfied or waived, the Offeror reserves the right, subject to complying with applicable federal securities laws and the rules and regulations of the SEC thereunder (the “Securities Laws”) and the rules and regulations of the NYSE, to: (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering stockholders; (ii) waive all the unsatisfied Offer Conditions (subject to the terms of Section 14 hereof) and purchase all Shares validly tendered; (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended; and (iv) amend the Offer.

The Offeror expressly reserves the right, in its sole discretion, at any time and from time to time, and subject to complying with the Securities Laws and the rules and regulations of the NYSE: (i) to extend the period of time during which the Offer is open which may delay acceptance for payment of, and the payment for, any Shares; (ii) to waive any of the Offer Conditions; and (iii) to amend the Offer, including by increasing the consideration offered, in each case, by giving oral or written notice of such waiver, extension or amendment to the Depositary and making a public announcement thereof. In addition, the Offeror may extend the Offer for any period required by the Securities Laws or the staff of the SEC or as required by applicable law.

The rights reserved by the Offeror in the preceding paragraphs are in addition to the Offeror’s rights pursuant to Section 14.

Rule 14e-1(c) under the Exchange Act requires the Offeror to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

The Offeror may elect to provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. The Offeror does not currently intend to include a subsequent offering period, although the Offeror reserves the right to do so.

If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if the Offeror waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Date, the Offeror decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

If, on or before the Expiration Date, the Offeror increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

Any extension, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

A request is being made to the Company for the use of its stockholder list and security position listing for the purposes of disseminating the Offer to Purchase (and the related Letter of Transmittal and other relevant materials) to the holders of Shares. Upon compliance by the Company with such request, this Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent’s Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an “Eligible Institution”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If a certificate representing Shares is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be registered in the name of a person other than the registered holder, the applicable certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Offeror, proper evidence satisfactory to the Offeror of their authority to so act must be submitted. See Instruction 5 of the Letter of Transmittal.

BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (“DTC”) for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term “Agent’s Message” means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates representing Shares are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, PROVIDED that all of the following conditions are satisfied:

(a)	such tender is made by or through an Eligible Institution;

(b)	the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror; and
(c)	the certificates representing all tendered Shares, in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A “trading day” is any day on which the New York Stock Exchange is open for business.

The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Offeror, in its sole discretion. The Offeror reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of the Offeror. None of the Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

BACKUP WITHHOLDING. Under U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. The backup withholding rate is 28% (which rate is currently scheduled to increase to 31% for taxable years beginning on or after January 1, 2013). If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed applicable Form W-8 before receipt of any payment.

OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder’s proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), effective if, when and to the extent that the Offeror accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of the Offeror will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as it, in its sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company’s stockholders, action by written consent in lieu of any such meeting or otherwise.

The Offeror’s acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

3.	WITHDRAWAL RIGHTS.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and may be withdrawn at any time after the Expiration Date if the conditions to the Offer are not satisfied on the Expiration Date. If all conditions to the Offer have been satisfied on the Expiration Date, the Offeror will deposit with the Depositary the proceeds required to consummate the Offer and will promptly accept for payment and pay for all properly tendered Shares that have not been withdrawn. For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES” at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion. None of the Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and will pay for Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the Expiration Date. If all conditions to the Offer have been satisfied on the Expiration Date, the Offeror will deposit with the Depositary the proceeds required to consummate the Offer. If any delay would be in contravention of Rule 14e-1(c) of the Exchange Act, the Offeror will extend the Offer. See Section 1 — “TERMS OF THE OFFER”. The Offeror will not accept Shares for payment unless all conditions to the Offer have been satisfied or waived.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC, as described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message), and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares tendered prior to the Expiration Date when, as and if the Offeror gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Offeror’s acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from the Offeror and transmitting such payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price.

If, prior to the Expiration Date, the Offeror increases the consideration to be paid for Shares pursuant to the Offer, the Offeror will pay such increased consideration for all Shares accepted for payment or paid for pursuant to the Offer, whether or not such Shares have been tendered, accepted for payment or paid for prior to such increase in the consideration.

5.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

This section contains a summary of certain United States federal income tax consequences to U.S. Holders (as defined below) of the sale of Shares pursuant to the Offer. This summary is based on (i) the Internal Revenue Code of 1986, as amended, which is referred to herein as the “Code”, (ii) regulations promulgated under the Code, (iii) administrative rulings by the Internal Revenue Service and (iv) court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences of the sale of Shares pursuant to the Offer that may be applicable to a particular stockholder. In addition, this summary does not address the U.S. federal income tax consequences of the sale of Shares to stockholders who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, dealers in securities, holders who hold their Shares as part of a hedge, straddle or conversion transaction, holders who acquired Shares through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code, and holders who do not hold their Shares as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the tax consequences of the sale of Shares under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each stockholder should consult the stockholder’s individual tax advisors about the particular tax consequences of the sale of Shares pursuant to the Offer to that stockholder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Shares who is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States or any political subdivision of the United States;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	a trust (1) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all the trust’s substantial decisions or (2) that has made an election to be treated as a United States person.

If a partnership or other pass-through entity holds Shares, then the tax treatment of a partner or owner of the entity will generally depend on the status of the partner or owner and the activities of the partnership or pass-through entity. Accordingly, partnerships and other pass-through entities that hold Shares and partners or owners in such partnerships or pass-through entities are urged to consult their tax advisors about the particular tax consequences of the Offer to those stockholders.

EXCHANGE OF SHARES FOR CASH. A U.S. holder who receives cash pursuant to the Offer generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss generally will be capital gain or loss if the Shares are held as a capital asset at the effective time of the sale of Shares pursuant to the Offer. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. holder has held the Shares for more than one year prior to the effective time of the sale of Shares. If the U.S. holder has held the Shares for one year or less prior to the effective time of the sale of Shares, any capital gain or loss will be taxed as short-term capital gain or loss. Long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15% (which rate is currently scheduled to increase to 20% for taxable years beginning on or after January 1, 2013). The deductibility of capital losses is subject to certain limitations.

A U.S. holder whose Shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies.

Additional Tax Relating to Net Investment Income

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates or certain trusts will be required to pay an additional 3.8% tax on, among other things, interest and net gain from the disposition of property, such as the Shares. Prospective investors should consult their tax advisors with respect to the tax consequences of this additional tax.

6.	PRICE RANGE OF SHARES.

PRICE RANGE OF SHARES. The Company’s Common Stock is listed and traded on the NYSE and traded under the symbol “OSK.” The following table sets forth, for the calendar periods indicated, the high and low sales prices for the Common Stock on the NYSE, as reported by the Company in its Form 10-K filed with the SEC on November 16, 2011 for the Company’s Fiscal Year ended September 30, 2011, and as reported by published financial sources for all other periods.

FISCAL YEAR	HIGH	LOW
FISCAL YEAR 2011
Quarter Ended December 31	$35.98	$27.35
Quarter Ended March 31	$40.11	$32.37
Quarter Ended June 30	$36.73	$25.25
Quarter Ended September 30	$33.78	$15.65
FISCAL YEAR 2012
Quarter Ended December 31	$22.76	$14.51
Quarter Ended March 31	$26.29	$22.02
Quarter Ended June 30	$23.84	$18.70
Quarter Ended September 30	$29.76	$19.26
FISCAL YEAR 2013
From October 1 to October 16	$30.16	$26.85

On October 10, 2012, the last trading day before the Offeror announced its intention to commence the Offer, the closing price of the Common Stock reported on the NYSE was $26.85 per Share. On October 16, 2012, the last full trading day before commencement of the Offer, the closing price of the Common Stock reported on the NYSE was $30.16 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.	CERTAIN INFORMATION CONCERNING THE COMPANY.

Oshkosh Corporation is a Wisconsin corporation with its principal executive offices located at P.O. Box 2566, Oshkosh, Wisconsin, 54903-2566, where its telephone number is (920) 235-9151. Oshkosh’s primary business is designing, manufacturing and marketing a broad range of specialty vehicles and vehicle bodies. The Company operates in four reportable segments for financial reporting purposes: defense, access equipment, fire & emergency and commercial. According to the Company’s Form 10-Q, filed with the SEC on July 26, 2012, as of July 20, 2012, 91,648,564 shares of Common Stock were outstanding.

Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

8.	CERTAIN INFORMATION CONCERNING THE OFFEROR.

IEP Vehicles Sub LLC, a Delaware limited liability company, or the Offeror, is a wholly-owned subsidiary of Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), a co-bidder, and was formed solely for the purpose of making the Offer. To date, the Offeror has not carried on any activities other than those related to its formation and the Offer. The business address of the Offeror and Icahn Enterprises Holdings is 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.

Icahn Enterprises Holdings is a Delaware limited partnership. Icahn Enterprises Holdings’ general partner is Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), a Delaware corporation. Icahn Enterprises Holdings’ limited partner is Icahn Enterprises LP, (“Icahn Enterprises”) a Delaware limited partnership. Icahn Enterprises GP is the general partner of Icahn Enterprises. Mr. Carl C. Icahn is the indirect holder of approximately 93.24% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises. Icahn Enterprises G.P. Inc. is 100% owned by Beckton Corp. (“Beckton”), a Delaware corporation. Beckton Corp. is 100% owned by Mr. Carl C. Icahn, a United States citizen. The business address of Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300. The business address of each of Icahn Enterprises Holdings, Icahn Enterprises LP, Icahn Enterprises G.P. Inc. and Beckton Corp. is 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.

Icahn Enterprises Holdings is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of Icahn Enterprises L.P. and Icahn Enterprises Holdings. Beckton Corp. is primarily engaged in the business of holding the capital stock of Icahn Enterprises G.P. Inc. Icahn Enterprises L.P., a master limited partnership, is a diversified holding company engaged in the following primary business segments: Investment, Automotive, Gaming, Energy, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

Mr. Icahn’s current principal occupation or employment is set forth on Schedule I attached hereto and is incorporated by reference herein. Also set forth on Schedule I and incorporated by reference herein are Mr. Icahn’s material occupations, positions, offices or employments during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on. The name, position, citizenship, business address, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of the Offeror, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton Corp. are set forth on Schedule I attached hereto and incorporated by reference herein. Each of the executive officers and directors listed on Schedule I hereto is a United States citizen.

None of the Offeror, Icahn Enterprises Holdings, Icahn Enterprises LP, Icahn Enterprises GP, Beckton Corp., Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, have been, during the past ten years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors; or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth in this Offer to Purchase, none of the Offeror, Icahn Enterprises Holdings, Icahn Enterprises LP, Icahn Enterprises GP, Beckton Corp., Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, has had any transaction that occurred during the past two years with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between Icahn Enterprises Holdings, Icahn Enterprises LP, Icahn Enterprises GP, Beckton Corp., Mr. Icahn or any of their respective subsidiaries or, to their respective knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, election of the Company’s directors or sale or other transfer of a material amount of the Company’s assets.

As of the date of this Offer to Purchase, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton Corp., Mr. Icahn and their respective affiliates listed on Schedule I hereto, and each associate and majority-owned subsidiary of those persons, beneficially own 8,665,260 Shares, in the aggregate, representing approximately 9.45% of the issued and outstanding Shares. Of these 8,665,260 Shares, (i) Icahn Partners LP (“Icahn Partners”) is the direct beneficial owner of 2,654,644 Shares, representing approximately 2.90% of the issued and outstanding shares of Common Stock; (ii) High River Limited Partnership (“High River”) is the direct beneficial owner of 1,733,054 Shares, representing approximately 1.89% of the issued and outstanding shares of Common Stock, (iii) Icahn Partners Master Fund LP (“Icahn Master”) is the direct beneficial owner of 2,867,004 Shares, representing approximately 3.13% of the issued and outstanding shares of Common Stock, (iv) Icahn Partners Master Fund II LP (“Icahn Master II”) is the direct beneficial owner of 982,896 Shares, representing approximately 1.07% of the issued and outstanding shares of Common Stock, and (v) Icahn Partners Master Fund III LP (“Icahn Master III”) is the direct beneficial owner of 427,662 Shares, representing approximately 0.47% of the issued and outstanding shares of Common Stock. Each of the foregoing percentages is based upon the 91,648,564 shares of Common Stock issued and outstanding as of July 20, 2012, as stated by the Company in its Form 10-Q, filed with the SEC on July 26, 2012.

Barberry Corp., a Delaware corporation (“Barberry”) is the sole member of Hopper Investments LLC, a Delaware limited liability company (“Hopper”), which is the general partner of High River. Icahn Offshore LP, a Delaware limited partnership (“Icahn Offshore”) is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore LP, a Delaware limited partnership (“Icahn Onshore”) is the general partner of Icahn Partners. Icahn Capital LP, a Delaware limited partnership (“Icahn Capital”) is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH GP LLC, a Delaware limited liability company, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of these entities. In addition, Mr. Icahn is the indirect holder of approximately 93.24% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

Each of High River and Barberry is primarily engaged in the business of investing in securities. Hopper is primarily engaged in the business of serving as the general partner of High River. Each of Icahn Master, Icahn Master II, Icahn Master III and Icahn Partners is primarily engaged in the business of investing in securities. Icahn Offshore is primarily engaged in the business of serving as the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore is primarily engaged in the business of serving as the general partner of Icahn Partners. Icahn Capital is primarily engaged in the business of serving as the general partner of each of Icahn Offshore and Icahn Onshore. IPH is primarily engaged in the business of serving as the general partner of Icahn Capital. Icahn Enterprises Holdings is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of each of Icahn Enterprises and Icahn Enterprises Holdings. Beckton is primarily engaged in the business of holding the capital stock of Icahn Enterprises GP.

Of the Shares described above, High River has sole voting power and sole dispositive power with regard to 1,733,054 Shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 2,867,004 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 982,896 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 427,662 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 2,654,644 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn

Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River (as described above), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of Icahn Master, Icahn Master II and Icahn Master III (as described above), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as described above), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

None of the Offeror, Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III, High River, Icahn Onshore, Icahn Offshore, Barberry, Hopper, Icahn Capital,, IPH GP LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Barberry, Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, has effected any transaction in the Shares during the past 60 days.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror has filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by the Offeror with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC.

9.	SOURCE AND AMOUNT OF FUNDS.

The total maximum amount of funds required by the Offeror to purchase all the Shares pursuant to the Offer is estimated to be up to approximately $2.876 billion (excluding the 8,665,260 Shares beneficially owned by the Offeror and its affiliates as of October 17, 2012 and including 5,518,314 Shares issuable on exercise of outstanding options and/or vesting of outstanding performance share awards, as of September 30, 2011). The Offeror and Icahn Enterprises Holdings LP will obtain such funds from cash, cash equivalents and from its ability to realize cash upon sale of liquid securities. The Offer is not conditioned on the Offeror entering into any financing arrangements or obtaining any financing and the Offeror currently does not have any alternative financing plans.

10.	BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

On June 30, 2011, High River, Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III and certain of their affiliates, including Carl C. Icahn (collectively, the “Icahn Parties”) filed a Schedule 13D with the SEC disclosing an aggregate beneficial ownership of 8,665,260 Shares (including Shares underlying call options that were beneficially owned by the Icahn Parties at such time). The Icahn Parties stated that they had acquired the Shares in the belief that the Shares were undervalued. The Icahn Parties also disclosed that they intended to seek to have conversations with Oshkosh management to discuss enhancing shareholder value. Shortly thereafter representatives of the Icahn Parties contacted representatives of Oshkosh.

On August 15, 2011, representatives of the Icahn Parties met in New York with representatives of Oshkosh, including Charles L. Szews, the President and Chief Executive Officer of the Company and David

Sagehorn, the Chief Financial Officer of the Company. At that meeting, the parties discussed a range of issues including their respective views on the business and performance of the Company and the strategic direction of the Company. The parties also discussed various issues under Wisconsin law, including the 10% stockholder restrictions. The parties continued to have telephone conversations to discuss these issues from time to time thereafter.

On August 31, 2011, the Icahn Parties amended their Schedule 13D to disclose that they had exercised all of their call options and that they beneficially owned 8,665,260 Shares.

On November 1, 2011, Carl Icahn contacted Mr. Szews to notify him that the Icahn Parties would be delivering a Notice of Nomination of Directors at the 2012 Annual Meeting of Stockholders of Oshkosh Corporation (the “Nomination Notice”). On November 4, 2011, representatives of the Icahn Parties delivered the Nomination Notice to the Company and amended their Schedule 13D to disclose that they had delivered the Nomination Notice.

The Nomination Notice provided that the Icahn Parties intended to appear at the Company’s 2012 Annual Meeting of Stockholders or a special meeting of stockholders of the Company called for a similar person, in person or by proxy, to nominate and seek to elect A.B. Krongard, Vincent J. Intrieri, Samuel Merksamer, Jose Maria Alapont, Daniel A. Ninivaggi and Marc F. Gustafson, as members of the Board of Directors of the Company.

On December 6, 2011, the Icahn Parties amended their Schedule 13D to disclose that Mr. Icahn stated during a telephone interview on CNBC on December 6, 2011, in response to a question regarding the fact that he owns stock of both the Company and Navistar International Corporation, that the Icahn Parties believed there may be significant synergies between the Company and Navistar and that shareholders of both companies could benefit from these synergies and that the Icahn Parties would be supportive of a merger. The Icahn Parties also disclosed that they believed that synergy driven consolidation will be a primary method for defense contractors to drive earnings and cost savings in the years ahead.

On December 16, 2011, representatives of the Icahn Parties met in New York with representatives of Oshkosh, including Mr. Szews and Mr. Sagehorn. At that meeting, the parties discussed the possibility of board representation in exchange for withdrawing the director nominations. No proposals were made by any of the Icahn Parties at that meeting and no agreements were reached.

On January 6, 2012, the Icahn Parties amended their Schedule 13D to disclose that Mr. Icahn issued an open letter to the Oshkosh shareholders, and included a copy of the letter with the Schedule 13D amendment (such letter the “January 6 Letter”). In the January 6 Letter, Mr. Icahn indicated that Oshkosh was in need of change and that his nominees to the Oshkosh board have the necessary skills, experience and objectivity to help fix the problems at Oshkosh. Mr. Icahn also stated, among other things, the following:

“After reviewing the details surrounding the MOVE strategy, I firmly believe that their strategy provides no substantive ideas to proactively enhance shareholder value. To put it differently, I believe that their strategy represents the same “wait and see” approach to a recovery which the board has been implementing for years. Shareholders deserve a real plan to deliver value TODAY centered on the following:

—	Immediately explore alternatives for JLG to reallocate capital to debt reduction, returning capital to shareholders and providing opportunities to pursue a more active acquisition strategy surrounding core businesses.
—	Capitalize on a weak economy by consolidating existing niche businesses and entering new synergistic product lines rather than waiting to see how the economy progresses.
—	Aggressively seek small acquisitions and joint venture opportunities in core product areas to develop a comprehensive international growth strategy.
—	Position the company to participate in coming defense industry consolidation as both a buyer and/or a seller.
—	Integrate and restructure existing operations to maintain profitability, and if the current management is not willing or capable of executing such a restructuring, finding a management team that will.”

On January 9, 2012, the Icahn Parties amended their Schedule 13D to disclose that Icahn Parties delivered a presentation regarding Oshkosh, and included a copy of the presentation with the Schedule 13D amendment. The presentation set forth the Icahn Parties views as to (i) the need for change at Oshkosh, (ii) the new direction Oshkosh should take to create shareholder value, which included the recommendations made by the Icahn Parties in the January 6 Letter, and (iii) the qualifications of their slate of director nominees.

On January 11, 2012, the Icahn Parties amended their Schedule 13D to disclose that Icahn Parties delivered another presentation regarding Oshkosh, and included a copy of the presentation with the Schedule 13D amendment. The presentation responded to a presentation by Oshkosh management that was publicly disclosed on January 9, 2012. In the Icahn Parties’ presentation, they expressed their belief that management was focusing on the wrong performance metrics in its presentation and that according to the most important performance metrics, the Company’s performance was the lowest amongst its peers. The Icahn Parties also criticized the apparent lack of strategic direction by the Company and the lengthy time frames set forth by the Company for its restructuring activities and called into question the Company’s ability to generate any meaningful cost savings on a go forward basis. The Icahn Parties then indicated that their nominees would provide much needed experience and key skills to the current board.

On January 18, 2012, the Icahn Parties amended their Schedule 13D to disclose that Institutional Shareholder Services Inc., an influential and leading proxy voting and corporate governance advisory firm, announced its support for three of the Icahn Parties’ nominees to the Oshkosh board and did not recommend any of the Oshkosh directors.

On January 31, 2012, Oshkosh filed an 8-K with the SEC announcing the results of the 2012 annual meeting. According to the 8-K, none of the nominees of the Icahn Parties were elected to the Oshkosh board.

On August 9, 2012, the Icahn Parties amended their Schedule 13D to disclose that on August 9, 2012, representatives of the Icahn Parties had discussions with Oshkosh management. During those discussions, the Icahn Parties expressed their belief that the value of the JLG segment of Oshkosh exceeded its total enterprise value and that given the prospects and profitability of Oshkosh’s other segments, the value of JLG would not be recognized by shareholders in the foreseeable future. The Icahn Parties expressed their belief that JLG performance has improved enough for it to operate as a stand-alone business, and that the Company should immediately pursue a tax-free spinoff of the JLG business to shareholders. The Icahn Parties also indicated that they may continue to have discussions with representatives of the Company from time to time on these and other matters.

On September 14, 2012, Samuel Merksamer, a representative of the Icahn Parties, attended an Oshkosh analyst day event in Chicago, Illinois that was open to the public. After the Oshkosh management presentation, Mr. Merksamer met with Mr. Szews and Mr. Donnelly, the Chairman of the Oshkosh Board, to discuss the uncertain future of the defense segment, based on the projections Mr. Szews provided during the analyst presentation. Mr. Szews suggested that although the company has studied a possible sale or spin-off of the Defense business and the JLG business they had not made any effort to find buyers of either business.

On September 26, 2012, representatives of the Icahn Parties met in New York with representatives of Oshkosh, including Mr. Szews, Mr. Sagehorn and Mr. Donnelly. At that meeting, the parties discussed a range of issues including their respective views on the business and performance of the Company and the strategic direction of the Company. Mr. Icahn indicated that he was not satisfied with the performance of the current board or Mr. Szews or the strategic direction of the company and that he was considering various possible options regarding the Company but had not yet decided on any particular course of action. Mr. Icahn had a follow-up telephone conversation with Mr. Szews on October 5, 2012 concerning these same issues.

On October 11, 2012, Mr. Icahn issued a press release announcing that he intended to commence a tender offer for any and all Shares of the Company at $32.50 per share. The press release provided:

Icahn Announces Tender Offer
for ANY AND ALL Outstanding Shares
of Oshkosh Corporation at
$32.50 Per Share in Cash

Contact: Susan Gordon (212) 702-4309

New York, New York, October 11, 2012 — Carl C. Icahn today announced his intention to initiate an “any and all” tender offer for the outstanding shares of common stock of Oshkosh Corporation at $32.50 per share in cash. The tender offer price represents a premium of approximately 21% over the stock’s closing price on October 10, 2012 (the trading day immediately prior to this announcement), which was $26.85. Mr. Icahn also announced his intention to nominate a slate of directors for election to the Oshkosh board at the upcoming annual meeting.

The tender offer will not be subject to due diligence or financing or any minimum tender condition but will be subject to the election of Mr. Icahn’s nominees to the Oshkosh board at the upcoming annual meeting so that Mr. Icahn’s proposed nominees, if elected, can remove impediments to the offer under Wisconsin law.

The tender offer will have an initial expiration date of 45 days following commencement. We urge you to tender your shares promptly. If we receive at least 25% of the outstanding shares tendered prior to the initial expiration date, we believe this would indicate that we would have an excellent chance of prevailing in our proxy contest. Therefore, at that time, if we receive that level of support for our tender offer, we will extend the offer and seek proxies to elect our slate of nominees at the upcoming annual shareholders meeting.

If, at any time, we receive tenders of 40.1% of the shares (which when added to the shares already held by Icahn will equal 50.1%), we will demand that the current board, in accordance with its fiduciary duty to stockholders, accelerate the upcoming annual meeting to allow the prompt election of our slate of directors so that the tender offer can close quickly. In that regard we note that we are willing to engage in negotiations with Oshkosh immediately in order to obtain its support for the offer and facilitate closing on an expedited basis.

The tender offer will include withdrawal rights so that a tendering shareholder can freely withdraw any shares prior to the acceptance of such shares for payment under the tender offer. We urge shareholders to tender shares and send a strong message to Oshkosh management of the desire of shareholders to accept our offer and close promptly.

Mr. Icahn sought board representation at last year’s annual meeting in an effort to correct what we consider to be long standing problems facing Oshkosh, problems that we believe have contributed to a value gap between the stock price and the value of the assets. After the proxy campaign last year, management of Oshkosh has made lofty promises reminiscent of a politician’s campaign promises. However, it appears to us that instead of any true progress towards unlocking shareholder value, the company has only presented a combination of slogans and aggressive long term projections showing that profitability will increase over the next several years, assuming the economy in the U.S. totally recovers. In our opinion, management has repeatedly refused to take any strategic alternatives seriously, claiming only to quietly “study” options internally.

Mr. Icahn stated “It is clear to me that management has taken a passive attitude to the future of this company, willing to sit back and watch what happens to the defense, housing and construction industries, hoping for a positive outcome and reduced competition. They have suggested that shareholders should be willing to tie a defense contractor and a construction equipment company together, and wait another four years to see if the defense business will be viable on its own, or if it will become an anchor and drag down the entire company. I strongly believe that Oshkosh needs proactive shareholders to bring a proactive management team together to weather a volatile economy, a shrinking defense industry and a budget constrained municipal environment.”

Mr. Icahn continued “Oshkosh’s underlying businesses underwent substantial revenue pressures starting as early as 2006. It took management five years to develop an operating plan to improve performance, and now they seem to expect shareholders to wait until 2015 to see results. We believe that mismanagement of this company has resulted in a lost decade of shareholder value. Apparently, management would like shareholders to ignore this decade long track record along with the potential fiscal cliff, revenue declines and over capacity in the defense industry, and a volatile economy in top growth markets like Brazil. Instead they are asking shareholders to focus on 2015 projections contingent on a global economic boom. We believe that management should be focusing on how best to drive value to shareholders immediately.”

NOTICE TO INVESTORS

CARL C. ICAHN’S AFFILIATES HAVE NOT YET COMMENCED THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE. UPON THE COMMENCEMENT OF ANY TENDER OFFER, THESE ENTITIES WILL FILE A TENDER OFFER STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHOULD BE READ BY SECURITY HOLDERS. IF THE TENDER OFFER IS COMMENCED, SECURITY HOLDERS WILL BE ABLE TO OBTAIN AT NO CHARGE (I) THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS WHEN THEY BECOME AVAILABLE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV, AND (II) THE OFFER TO PURCHASE AND ALL RELATED DOCUMENTS FROM THE OFFEROR.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF OSHKOSH CORPORATION FOR USE AT ITS 2013 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF OSHKOSH CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D FILED BY MR. ICAHN AND CERTAIN OF HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2011, AND AS AMENDED BY AMENDMENT NOS 1. THROUGH 8 THERETO.

11.	PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

PURPOSE OF THE OFFER. The purpose of the Offer is to acquire any and all Shares validly tendered and not properly withdrawn prior to the Expiration Date of the Offer and thereby provide immediate liquidity at a premium for those stockholders choosing to tender their Shares, while also providing the opportunity to realize any potential upside for those stockholders who, like us, believe that the Company could have favorable long term potential under the stewardship of a new board of the directors.

PLANS FOR THE COMPANY. The Offer is conditioned on, among other things, the Icahn Slate being elected to the Company’s board of directors in its entirety in the Icahn Proxy Contest or otherwise being appointed as the entire board of directors of the Company. If the Icahn Slate is so elected or appointed to the Oshkosh board of directors, then the Offeror expects the New Board, in a manner consistent with its fiduciary duties, (i) to cause the WBCL Conditions to be satisfied so that payment can be made promptly to tendering stockholders, in accordance with the terms of the Offer and (ii) to spin-off the Company’s JLG business to the stockholders.

Except as described in this Offer to Purchase, the Offeror does not have any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Board or management, (iv) any material change in the Company's capitalization, indebtedness or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

12.	CERTAIN EFFECTS OF THE OFFER.

EFFECT ON THE INDEBTEDNESS OF THE COMPANY. If the Offeror and its affiliates become the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of 30% or more of the outstanding Shares, including as a result of the consummation of the Offer, or if the Icahn Slate constitutes a majority of the Oshkosh board and the current Oshkosh board does not approve their nomination or election, then the lenders under the Credit Agreement, dated as of September 27, 2010, as amended, by and among Oshkosh Corporation, the lenders party thereto and various other parties thereto (the “ Credit Agreement”), will have the right to cause all unpaid amounts to be immediately due and payable. Because the Offeror and its affiliates currently beneficially own 9.45% of Oshkosh’s issued and outstanding Shares, if the Offeror and/or its affiliates acquire an additional 20.55% or more of the Shares (including pursuant to the Offer) or if the condition to the Offer relating to the election or appointment of the Icahn Slate is satisfied and the current board does not approve their nomination or election, a change of control will occur under the Credit Agreement and the lenders will have the right to cause all unpaid amounts to be immediately due and payable. Oshkosh reported in its Form 10-Q filed with the SEC on July 26, 2012, that as of June 30, 2012, $455 million was outstanding under the Credit Agreement, there were outstanding letters of credit of $39.1 million under the credit facility and no amounts were borrowed under the revolving credit facility.

If the Offeror and its affiliates (or any “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act) become the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of 50% or more of the Shares, including as a result of the consummation of the Offer, or if the Icahn Slate constitutes a majority of the Oshkosh board and the current Oshkosh board does not approve their nomination or election, then Oshkosh would be required to make an offer to each holder to repurchase all outstanding senior notes of Oshkosh at a price equal to 101% of the principal amount of notes repurchased. Because the Offeror and its affiliates currently beneficially own 9.45% of Oshkosh’s issued and outstanding Shares, if the Offeror and/or its affiliates acquire an additional 40.55% or more of the Shares (including pursuant to the Offer) or if the condition to the Offer relating to the election or appointment of the Icahn Slate is satisfied and the current board does not approve their nomination or election, a change of control will occur under the indenture governing the senior notes and then Oshkosh would be required to make an offer to each holder to repurchase all outstanding senior notes of Oshkosh at a price equal to 101% of the principal amount of notes repurchased. Oshkosh reported in its Form 10-Q filed with the SEC on July 26, 2012, that as of June 30, 2012, $500 million in aggregate principal amount of Oshkosh senior notes was outstanding.

In addition, if Oshkosh fails to pay the outstanding indebtedness under its Credit Agreement when due, including as a result of an acceleration of the maturity dates as described above or if Oshkosh Corporation fails to make the change of control offer as required under Oshkosh’s indenture governing the senior notes, there could occur an event of default under the Credit Agreement and/or the indentures governing Oshkosh’s outstanding senior notes which will enable the lenders under the Credit Agreement and/or the holders of the senior notes or the trustee to declare any such debt immediately due and payable. In the aggregate, Oshkosh reported in its Form 10-Q filed with the SEC on July 26, 2012, that as of June 30, 2012, it had approximately $955 million of outstanding indebtedness.

The foregoing description of the Company’s existing indebtedness is qualified in its entirety by reference to the definitive documents governing that indebtedness, copies of which have been filed by the Company with the SEC.

EFFECT ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

STOCK QUOTATIONS. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to its published guidelines, the NYSE would give consideration to delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of holders of Shares falls below 400 or the Company’s average total global market capitalization over a consecutive 30 trading day period is less than $25 million. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered as being “publicly held” for this purpose. According to the Company’s Form 10-Q, filed with the SEC on July 26, 2012, as of July 20, 2012, 91,648,564 shares of Common Stock were outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the price of the Offer Price.

EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, the Shares would no longer be eligible for NYSE listing.

MARGIN SECURITIES. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities.”

13.	DIVIDENDS AND DISTRIBUTIONS.

If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Offeror’s rights under Section 14, the Offeror, in its sole discretion, may make such adjustments to the Offer Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Offeror or its nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Offeror’s rights under Section 14, (i) the purchase price per Share payable by the Offeror pursuant to the Offer will be reduced to the extent any such dividend in excess of the usual cash dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of the Offeror and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Offeror will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Offeror, in its sole discretion.

14.	CONDITIONS OF THE OFFER.

Notwithstanding any other provisions of the Offer, it shall be a condition of the Offer that:

(1)	The Icahn Slate shall be elected to the Company’s board of directors in its entirety in the Icahn Proxy Contest or shall otherwise be appointed as the entire board of directors (the “New Board”) of the Company (the “Board Condition”);
(2)	The Company’s board of directors or the New Board shall have approved the purchase of the Shares by the Offeror in the Offer so that the provisions of Section 180.1141 of the Wisconsin Business Corporation Law (the “WBCL”) would not, at or following consummation of the Offer, prohibit, restrict or apply to any Business Combination, as defined in Section 180.1140 of the WBCL, involving the Company and the Offeror or any affiliate or associate of the Offeror (the “WBCL 1141 Condition”); and
(3)	The Company’s board of directors or the New Board shall have specified as contemplated in Section 180.1150(2) of the WBCL that the provisions of Section 180.1150 of the WBCL do not limit or affect the voting power of any of the Shares held by the Offeror or any of its affiliates or associates at or following the consummation of the Offer (the “WBCL 1150 Condition” and together with the WBCL 1141 Condition, the “WBCL Conditions”).

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Offeror’s rights to extend and amend the Offer, the Offeror shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for, Shares tendered, if (i) any one or more of the Board Condition, WBCL 1141 Condition or the WBCL 1150 Condition is not satisfied, or waived by the Offeror prior to the expiration of the Offer, or (ii) if at any time prior to the expiration of the Offer, any of the following conditions shall occur:

(a)	a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Shares by the Offeror; (ii) imposes or confirms limitations on the ability of the Offeror effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Offeror pursuant to the Offer or otherwise on all matters properly presented to the Company’s stockholders; (iii) imposes or confirms limitations on the ability of the Offeror to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all tendered Shares which it accepts for payment; or (iv) requires divestiture by the Offeror of any Shares;
(b)	there shall have been any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court,

government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;
(c)	there shall have been any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Company by any federal or state court, government or governmental authority or agency, which would have a material adverse effect upon the Company or the value of the Shares resulting from a change of control in the Company;
(d)	there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; (v) a material change in United States or other currency exchange rates or a suspension or a limitation on the markets thereof; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
(e)	there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer;
(f)	the Offeror shall have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer to Purchase in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company or any of its subsidiary entities with the SEC, which the Offeror shall have determined in its reasonable judgment is materially adverse to the Company;
(g)	there shall have occurred since the date of the Offer to Purchase, any change in the compensation paid or payable by the Company or its subsidiary entities to their directors, officers or employees, including the granting of additional shares, stock options or bonuses, in each case outside the ordinary course of business or not consistent with past practice, or the adoption of additional severance or other payments payable in the event of a termination of employment or change of control;
(h)	any change or development shall have occurred or been threatened since the date of the Offer to Purchase in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects for the business of the Company or its subsidiary entities which is outside the ordinary course of the Company’s or its subsidiary entities’ business or may be materially adverse to the Company or its subsidiary entities, or the Offeror shall have become aware of any fact that has not been previously publicly disclosed by the Company that could reasonably be expected to have a material adverse effect on the value of the Shares;
(i)	the Company or its subsidiary entities shall have: (i) issued, or authorized or proposed the issuance of, any securities of any class, or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities other than pursuant to the exercise or conversion of currently outstanding stock options or convertible securities; (ii) issued, or authorized or proposed the issuance of, any notes debentures or other debt securities or entered into, or authorized or proposed to enter into, any credit facility or any amendment to its existing credit facilities, or otherwise incurred, or authorized or proposed the incurrence of, any material indebtedness if such incurrence is outside the ordinary course of the Company’s operations; or (iii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Shares;

(j)	the Company, or its board of directors or any of the Company’s subsidiary entities or any governing body thereof shall have entered into or effected, or authorized, proposed or announced its intention to propose: (i) any change to its articles of incorporation or bylaws; (ii) any merger, consolidation or business combination or reorganization transaction; (iii) any acquisition or disposition of assets outside of the ordinary course of business ; (iv) any material change in its capitalization; or (v) any event comparable to any of the foregoing events referred to in clauses (i) through (iv) of this paragraph (j) that is outside of the ordinary course of business;
(k)	The Company shall have adopted any plan or arrangement of the sort commonly referred to as a “stockholder rights plan” or “shareholders rights plan” or “poison pill” or any other similar plan, instrument or device that is designed to prevent or make, or has the effect of preventing or making, more difficult an unsolicited takeover of the Company;
(l)	a tender offer or exchange offer for some or all of the Shares shall have been made or publicly announced or proposed to be made, supplemented or amended by any person other than the Offeror; or
(m)	all waiting periods and any extensions thereof applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, shall not have expired or terminated.

The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition, and may be waived by the Offeror, in whole or in part, at any time and from time to time, prior to the Expiration Date, in the sole discretion of the Offeror and subject to the applicable rules and regulations of the SEC (including Rule 14d-4 under the Exchange Act). The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

15.	CERTAIN LEGAL MATTERS.

GENERAL. Except as described in this Offer, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, the Offeror is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Offeror’s acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Offeror pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under “State Takeover Laws”. See Section 14 — “CONDITIONS OF THE OFFER”.

STATE TAKEOVER LAWS. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, the Offeror does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between the Offeror or any of the Offeror’s subsidiaries or affiliates and the Company, and the Offeror has not complied with any such laws. If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between the Offeror or any of the Offeror’s subsidiaries or affiliates and the Company, the Offeror may take any action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, the Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Offeror may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, the Offeror may not be obligated to accept for payment or pay for any tendered Shares. See Section 14 — “CONDITIONS OF THE OFFER”.

The Company is incorporated under the laws of the State of Wisconsin. Section 180.1150 of the Wisconsin Business Corporation Law provides that, except as may be otherwise specified by the corporation’s board of directors, the voting power of shares of Wisconsin corporations, including Oshkosh Corporation, held by any person or persons acting as a group in excess of 20% of the voting power of the corporation is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the corporation or in specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders. Sections 180.1140 through 180.1144 of the Wisconsin Business Corporation Law contain limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations, including Oshkosh Corporation, and a significant shareholder, unless the board of directors of the corporation approves the business combination or the shareholder's acquisition of shares before the shares are acquired. Similarly, Sections 180.1130 through 180.1133 of the Wisconsin Business Corporation Law contain special voting provisions applicable to specified business combinations unless minimum price and procedural requirements are met. Following the commencement of a takeover offer, Section 180.1134 of the Wisconsin Business Corporation Law imposes special voting requirements on specified share repurchases effected at a premium to the market and on specified asset sales by the corporation unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation. The Offer is conditioned upon, among other things, the Company’s board of directors or a new board of directors comprised of the Icahn Slate (i) having approved the purchase of the Shares by the Offeror in the Offer so that the provisions of Section 180.1141 of the Wisconsin Business Corporation Law would not, at or following consummation of the Offer, prohibit, restrict or apply to any Business Combination, as defined in Section 180.1140 of the Wisconsin Business Corporation Law, involving the Company and the Offeror or any affiliate or associate of the Offeror and (ii) having specified as contemplated in Section 180.1150(2) of the WBCL that the provisions of 180.1150 of the Wisconsin Business Corporation Law do not limit or affect the voting power of any of the Shares held by the Offeror or any of its affiliates or associates at or following the consummation of the Offer. See Section 14 — “CONDITIONS OF THE OFFER”.

ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements. See Section 14 — “CONDITIONS OF THE OFFER”.

Pursuant to the requirements of the HSR Act, the Offeror intends to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC. The waiting period applicable to the purchase of Shares pursuant to the Offer will be fifteen (15) days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Offeror. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Offeror with such request. Thereafter, such waiting period can be extended only by court order.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the waiting period applicable to the consummation of the Offer under the HSR Act. See Section 14 — “CONDITIONS OF THE OFFER”. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 3 — “WITHDRAWAL RIGHTS”. If the Offeror’s acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may be extended in certain circumstances. See Section 1 — “TERMS OF THE OFFER”.

The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Offeror pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Offeror does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 14 — “CONDITIONS OF THE OFFER”, including conditions with respect to certain governmental actions.

16.	FEES AND EXPENSES.

The Offeror has retained D.F. King & Co., Inc. to be the Information Agent and The Colbent Corporation to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

The Offeror will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17.	MISCELLANEOUS.

The Offer is being made to all holders of Shares. The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto (the “Schedule”), pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act (the “Exchange Act Rules”), furnishing certain additional information with respect to the Offer. Such Schedule(s) and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities at the SEC’s principal office at 100 F Street, NE, Washington DC 20549. The SEC maintains a site on the World Wide Web, and the Schedule filed by the Offeror with the SEC may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC’s customary fees, from the SEC’s principal office at 100 F Street, NE, Washington DC 20549.

October 17, 2012

SCHEDULE I

EXECUTIVE OFFICER(S) AND DIRECTOR(S) OF
IEP VEHICLES SUB LLC, BARBERRY CORP., BECKTON CORP., HIGH RIVER LIMITED
PARTNERSHIP, HOPPER INVESTMENTS LLC, ICAHN CAPITAL LP, ICAHN ENTERPRISES G.P. INC.,
ICAHN ENTERPRISES HOLDINGS L.P., ICAHN OFFSHORE LP, ICAHN ONSHORE LP, ICAHN
PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P.,
ICAHN PARTNERS MASTER FUND III L.P., AND IPH GP LLC

The name and positions of the executive officers and directors of IEP VEHICLES SUB LLC, Barberry, Beckton, High River, Hopper, Icahn Capital, Icahn Enterprises G.P., Icahn Enterprises Holdings, Icahn Offshore, Icahn Onshore, Icahn Partners, Icahn Master Fund, Icahn Master Fund II, Icahn Master Fund III, and IPH GP are set forth below. The following sets forth with respect to each executive officer and director such person’s (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name and principal business of any business corporation or other organization in which such occupation, position, office or employment was carried on. Each such executive officer and/or director: (i) is a citizen of the United States of America; and (ii) such principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York, 10153, where the business phone number is (212) 702-4300.

IEP VEHICLES SUB LLC
Icahn Enterprises Holdings L.P. — Member

Barberry Corp.
Carl C. Icahn — Chairman of the Board; President
Jordan Bleznick — Vice President/Taxes*
Gail Golden — Vice President
Vincent J. Intrieri — Vice President
Keith Cozza — Secretary; Treasurer

Beckton Corp.
Carl C. Icahn — Chairman of the Board; President
Jordan Bleznick — Vice President/Taxes*
Keith Cozza — Secretary; Treasurer

High River Limited Partnership
Hopper Investments LLC — General Partner

Hopper Investments LLC
Barberry Corp. — Member

Icahn Capital LP
IPH GP LLC — General Partner
Icahn Enterprises Holdings L.P. — Limited Partner
Carl C. Icahn — Chief Executive Officer
Vincent J. Intrieri — Senior Managing Director
Daniel A. Ninivaggi — President
SungHwan Cho — Chief Financial Officer
Keith Cozza — Chief Compliance Officer

*	Authorized solely to execute documents related to tax matters.

Icahn Enterprises G.P. Inc.
Carl C. Icahn — Chairman of the Board
Jack G. Wasserman — Director
James L. Nelson — Director
William A. Leidesdorf — Director
Daniel A. Ninivaggi — President; Principal Executive Officer; Director
Keith Cozza — Director
SungHwan Cho — Director; Chief Financial Officer
Craig Pettit — Vice President of Tax Administration*

Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc. — General Partner

Icahn Offshore LP
Icahn Capital LP — General Partner
Carl C. Icahn — Chief Executive Officer
Vincent J. Intrieri — Senior Managing Director
Irene March — Chief Financial Officer
Keith Cozza — Chief Compliance Officer

Icahn Onshore LP
Icahn Capital LP — General Partner
Carl C. Icahn — Chief Executive Officer
Vincent J. Intrieri — Senior Managing Director
Irene March — Chief Financial Officer
Keith Cozza — Chief Compliance Officer

Icahn Partners LP
Icahn Onshore LP — General Partner
Carl C. Icahn — Chief Executive Officer
Vincent J. Intrieri — Senior Managing Director
Irene March — Chief Financial Officer
Keith Cozza — Chief Compliance Officer

Icahn Partners Master Fund II L.P.
Icahn Offshore LP — Managing General Partner
Carl C. Icahn — Chief Executive Officer
Vincent J. Intrieri — Senior Managing Director
Irene March — Chief Financial Officer
Keith Cozza — Chief Compliance Officer

Icahn Partners Master Fund III L.P.
Icahn Offshore LP — Managing General Partner
Carl C. Icahn — Chief Executive Officer
Vincent J. Intrieri — Senior Managing Director
Irene March — Chief Financial Officer
Keith Cozza — Chief Compliance Officer

Icahn Partners Master Fund LP
Icahn Offshore LP — Managing General Partner
Carl C. Icahn — Chief Executive Officer
Vincent J. Intrieri — Senior Managing Director
Irene March — Chief Financial Officer
Keith Cozza — Chief Compliance Officer

*	Authorized solely to execute documents related to tax matters.

IPH GP LLC
Icahn Enterprises Holdings L.P. — Sole Member
Carl C. Icahn — Chief Executive Officer
Vincent J. Intrieri — Senior Managing Director
Daniel A. Ninivaggi — President
SungHwan Cho — Chief Financial Officer
Keith Cozza — Chief Compliance Officer

Carl C. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. From November 2004 through August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Energy, Inc., an independent petroleum refiner and marketer of high value transportation fuels, since June 2012; chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; a director of Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, since December 2007, and the non-executive chairman of the board of Federal-Mogul since January 2008; President and a member of the executive committee of XO Holdings, a competitive provider of telecom services, since September 2011, and chairman of the board and a director of its predecessors since January 2003; and chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, since 1994. Mr. Icahn was previously: a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; a director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies, from July 1993 to July 2010; a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment, from May 2005 to January 2010; a director of Motricity Inc., a mobile data services provider, from April 2008 to January 2010; a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide, from August 2008 to October 2009; a director of WCI Communities, Inc., a homebuilding company, from August 2007 to September 2009, and was chairman of the board of WCI from September 2007 to September 2009; a director of ImClone Systems Incorporated, a biopharmaceutical company, from September 2006 to November 2008, and was chairman of the board of ImClone from October 2006 to November 2008; chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Holdings, Inc., the former owner and operator of The Sands Hotel and Casino in Atlantic City, from September 2000 to February 2007; chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005; and the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, Nevada, which, until February 2008, was a subsidiary of Icahn Enterprises, from October 1998 through May 2004. Mr. Icahn received his B.A. from Princeton University.

William A. Leidesdorf has served as a director of Icahn Enterprises GP since March 1991 and is a member of the audit committee. Since December 2003, Mr. Leidesdorf has served as a director and member of the audit committee of American Entertainment Properties Corp., or AEP. From May 2005 until November 15, 2007, Mr. Leidesdorf served as a director and member of the audit committee of Atlantic Coast Entertainment Holdings, Inc. Mr. Leidesdorf was a director of Renco Steel Group, Inc. and was a director, during its bankruptcy, of its subsidiary, WCI Steel, Inc., a steel producer which filed for Chapter 11 bankruptcy protection in September 2003. From 1996 through 2002, Mr. Leidesdorf was a director of the Simpson Housing Limited Partnership, a privately held real estate investment trust. Since October 2008, Mr. Leidesdorf has been the owner and managing director of Renaissance Hamptons Mayfair, LLC, a company primarily engaged in acquiring multifamily residential properties. Previously, from June 1997 through October 2008, Mr. Leidesdorf was an owner and a managing director of Renaissance Housing, LLC, a company primarily engaged in the acquisition of multifamily housing, many of which were subject to various federal and state regulatory requirements. From April 1995 through December 1997, Mr. Leidesdorf acted as an independent real estate investment banker. Mr. Leidesdorf is also a principal in Bedrock Investment Management Group, LLC, a company engaged in the acquisition of troubled residential subdivisions.

Vincent J. Intrieri has been employed by Icahn related entities since October 1998 in various investment related capacities. Since January 2008, Mr. Intrieri has served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, entities through which Mr. Icahn invests in securities. Mr. Intrieri has been a director of: Navistar International Corporation, a truck and engine manufacturer, since October 2012; Chesapeake Energy Corporation, an oil and gas exploration and production company, since June 2012; CVR Energy, Inc., an independent petroleum refiner and marketer of high value transportation fuels, since May 2012; and Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, since December 2007. Mr. Intrieri was previously: a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) from July 2006 through September 2012, and was Senior Vice President of Icahn Enterprises G.P. Inc. from October 2011 through September 2012; a director of Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 through September 2012; chairman of the board and a director of PSC Metals Inc., a metal recycling company, from December 2007 through April 2012; a director of Motorola Solutions, Inc., a provider of communication products and services, from January 2011 through March 2012; a director of XO Holdings, a competitive provider of telecom services, from February 2006 through August 2011; a director of National Energy Group, Inc., a company that was engaged in the business of managing the exploration, production and operations of natural gas and oil properties, from December 2006 through June 2011; a director of American Railcar Industries, Inc., a railcar manufacturing company, from August 2005 until March 2011, and was a Senior Vice President, the Treasurer and the Secretary of American Railcar Industries from March 2005 to December 2005; a director of WestPoint Home LLC, a home textiles manufacturer, from November 2005 through March 2011; chairman of the board and a director of Viskase Companies, Inc., a meat casing company, from April 2003 through March 2011; a director of WCI Communities, Inc., a homebuilding company, from August 2008 through September 2009; a director of Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, from November 2006 through November 2008; and President and Chief Executive Officer of Philip Services Corporation, an industrial services company, from April 2005 through September 2008. CVR Energy, Federal-Mogul, PSC Metals, XO Holdings, National Energy Group, American Railcar Industries, WestPoint Home, Viskase Companies and Philip Services each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non-controlling interest in Navistar, Chesapeake Energy, Dynegy, Motorola Solutions, WCI Communities and Lear through the ownership of securities. Mr. Intrieri graduated in 1984, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting. Mr. Intrieri was a certified public accountant.

James L. Nelson has served as a director of Icahn Enterprises GP since June 2001 and is a member of the audit committee. Since December 2003, Mr. Nelson has served as a director and member of the audit committee of American Entertainment Properties Corp., or AEP. From May 2005 until November 15, 2007, Mr. Nelson served as a director and member of the audit committee of Atlantic Coast Entertainment Holdings, Inc. From 1986 until 2009, Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From March 1998 through 2003, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector. From August 1995 until March 2001, he was on the Board of Orbitex Financial Services Group. From April 2003 through April 2010, Mr. Nelson served as a director and Chairman of the audit committee of Viskase Companies, Inc. From January 2008 through

June 2008, Mr. Nelson served as a director and member of the audit committee of Shuffle Master, Inc., a gaming manufacturing company. From March 2008 until March 2010, Mr. Nelson was a director and served on the audit committee of Pacific Energy Resources Ltd., an energy producer. Since April 2008, Mr. Nelson has served as a director and currently serves as Chairman of the audit committee of the board of directors of Cequel Communications, an owner and operator of a large cable television system. Since March 2010, Mr. Nelson has served as a director and member of the audit committee of Tropicana Entertainment Inc. Since April 2010, Mr. Nelson has served as a director and member of the audit committee of Take-Two Interactive Software, Inc., a global publisher and developer of interactive entertainment software products. Since June 2011, Mr. Nelson has served as a director, member of the compensation committee and strategic alternatives committee of Motricity, Inc.

Jack G. Wasserman has served as a director of Icahn Enterprises GP since December 1993 and is chairman of the audit committee. Since December 2003, Mr. Wasserman has served as a director and chairman of the audit committee of American Entertainment Properties Corp., or AEP. From May 2005 until November 15, 2007, Mr. Wasserman has served as a director and chairman of the audit committee of Atlantic Coast Entertainment Holdings, Inc. Mr. Wasserman is an attorney and a member of the Bars of New York, Florida and the District of Columbia. From 1966 until 2001, he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm, and its predecessors. Since September 2001, Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Since December 1998, Mr. Wasserman has been a director of NEGI. Mr. Wasserman is also a director of Cadus Corporation, a biotechnology company controlled by Mr. Icahn. Since March 2004, Mr. Wasserman has been a director of Wendy's/Arby's Group, Inc., formerly Triarc Companies, Inc., an owner and franchisor of the Wendy's and Arby's restaurant systems. Mr. Wasserman serves as chairman of the ERISA committee and as a member of the audit and compensation committees of Wendy's/Arby's Group, Inc. He is a current and past director of numerous not-for-profit organizations.

SungHwan Cho has served as Chief Financial Officer of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion), since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises since October 2006. From 2004 to 2006, Mr. Cho served as Director of Finance for Atari, Inc., a publisher of interactive entertainment products. From 1999 to 2002, Mr. Cho served as Director of Corporate Development and Director of Product Development at Talk America, a telecommunications provider to small business and residential customers. From 1996 to 1999, he was an investment banker at Salomon Smith Barney in New York and Tokyo. Mr. Cho has been a director of: Icahn Enterprises G.P. Inc. since September 2012; CVR Energy, Inc., an independent petroleum refiner and marketer of high value transportation fuels, since May 2012; CVR GP, LLC, the general partner of CVR Partners LP, a nitrogen fertilizer company, since May 2012; Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, since May 2012; XO Holdings, a competitive provider of telecom services, since August 2011; American Railcar Industries, Inc., a railcar manufacturing company, since June 2011; Take-Two Interactive Software Inc., a publisher of interactive entertainment products, since April 2010; WestPoint Home LLC, a home textiles manufacturer, since January 2008; PSC Metals Inc., a metal recycling company, since December 2006; and Viskase Companies, Inc., a meat casing company, since November 2006. CVR Energy, CVR Partners, Federal-Mogul, XO Holdings, American Railcar Industries, WestPoint Home, PSC Metals and Viskase Companies each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Take-Two Interactive Software through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business.

Daniel A. Ninivaggi has served as President of Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P. Inc., since April 2010, as its Principal Executive Officer, or chief executive, since August 2010, and as a director since March 2012. Icahn Enterprises is a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, including as General Counsel from 2003 through 2007, as Senior Vice President from 2004 until 2006, and most recently as Executive Vice President and Chief Administrative Officer from

2006 to 2009. Lear Corporation filed for bankruptcy in July 2009 and emerged in November 2009. Prior to joining Lear Corporation, from 1998 to 2003, Mr. Ninivaggi was a partner with the law firm of Winston & Strawn LLP, specializing in corporate finance, mergers and acquisitions, and corporate governance. Mr. Ninivaggi also served as Of Counsel to Winston & Strawn LLP from July 2009 to March 2010. Mr. Ninivaggi has been a director of: CVR Energy, Inc., an independent petroleum refiner and marketer of high value transportation fuels, since May 2012; CVR GP, LLC, the general partner of CVR Partners LP, a nitrogen fertilizer company, since May 2012; Viskase Companies, Inc., a meat casing company, since June 2011; XO Holdings, a competitive provider of telecom services, since August 2010; and Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, since March 2010. From January 2011 to May 2012, Mr. Ninivaggi served as the Interim President and Interim Chief Executive Officer, and since January 2011, he has served as a director, of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. Mr. Ninivaggi was previously a director of: Motorola Mobility Holdings, Inc., a provider of mobile communication devices, video and data delivery solutions, from December 2010 to May 2012; and CIT Group Inc., a bank holding company, from December 2009 to May 2011. CVR Energy, CVR Partners, Viskase Companies, XO Holdings, Federal-Mogul and Tropicana Entertainment are each indirectly controlled by Carl C. Icahn. Mr. Icahn previously had interests in Motorola Mobility and CIT Group through the ownership of securities. Mr. Ninivaggi received a B.A. in History from Columbia University in 1986, a Masters of Business Administration from the University of Chicago in 1988 and a J.D. from Stanford Law School in 1991.

Keith Cozza is currently the Chief Financial Officer of Icahn Associates Holding LLC, a position he has held since 2006. Mr. Cozza served as Controller at Icahn Associates Holding LLC from 2004 to 2006. Prior to that Mr. Cozza was a senior assurance associate at Grant Thornton LLP. Mr. Cozza has been a director of: Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion), since September 2012; and XO Holdings, a competitive provider of telecom services, since August 2011. Mr. Cozza was previously a director of MGM Holdings Inc., an entertainment company focused on the production and distribution of film and television content, from April 2012 through August 2012. XO Holdings is indirectly controlled by Carl C. Icahn. Mr. Icahn also previously had a non-controlling interest in MGM Holdings through the ownership of securities. Mr. Cozza holds a B.S. in Accounting from the University of Dayton.

Jordan Bleznick has been the Vice President/Taxes of Starfire Holding Corporation, a privately-held holding company of Mr. Icahn, since September 2002. He has been the senior tax counsel for various affiliates of Mr. Icahn since April 2002. From March 2000 through March 2002, Mr. Bleznick was a partner in the New York City office of the law firm of DLA Piper, formerly known as Piper Rudnick LLP. Mr. Bleznick received a B.A. in Economics from the University of Cincinnati, a J.D. from The Ohio State University College of Law and an LL.M. in Taxation from the New York University School of Law.

Gail Golden is an officer or director of various entities controlled by Mr. Icahn. Since 1978, Ms. Golden has served in various capacities at Icahn & Co., LLC and its predecessor which was a registered broker-dealer and a member of the National Association of Securities Dealers from 1968 to 2005. Ms Golden served as the Chief Executive Officer of Maupintour, LLC, a tour operator controlled by Mr. Icahn from 1999 to January 2005.

Irene March is currently the Chief Financial Officer of Icahn Offshore, Icahn Onshore, Icahn Partners, Icahn Master Fund, Icahn Maser Fund II, and Icahn Master Fund III. Ms. March has over twenty years of accounting and finance experience in the asset management industry. Ms. March has been with Icahn Associates since December 2003 and is responsible for financial reporting, accounting, administration and investment operations for various Icahn funds. Prior to joining the Icahn organization, Ms. March held senior finance and accounting positions with Summit Asset Management Co. and Rho Asset Management Co., both private investment companies with concentrations in venture capital and private equity. Ms. March also had previous experience as controller for the investment firm, Henry Kaufman & Co. Ms. March is a C.P.A. and received her B.A. from Dickinson College and an M.B.A. from Rutgers University.

Craig Pettit has been the Vice President/Taxes of Icahn Enterprises GP, Inc. since October 2007. He has served as a Vice President and a Director of Taxes for various entities controlled by Mr. Icahn since October 2000. Mr. Pettit received a B.S. in Accounting and a Masters in Taxation from Brigham Young University.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

The Colbent Corporation

By Mail or Overnight Courier:	By Facsimile Transmission (for eligible institutions only):

The Colbent Corporation Attention: Corporate Actions 161 Bay State Drive Braintree, MA 02184	The Colbent Corporation Attention: Corporate Actions Facsimile: 781-930-4939 To confirm: 781-930-4900

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSIONS OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokerage Firms Please Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 347-4750
Email: information@dfking.com